Exhibit 99.1

American Spectrum Realty Reports Year End Results

Three Value-Added Properties Acquired in Houston, Texas in 2007

HOUSTON--(BUSINESS WIRE)--American Spectrum Realty, Inc. (“the Company”) (AMEX:AQQ), a real estate investment and management company whose headquarters are located in Houston, Texas, announced today its results for the fourth quarter and year ended December 31, 2007.

Rental revenue for the year ended 2007 increased $5.1 million, or 20.2%, in comparison to the year ended December 31, 2006. This increase was primarily attributable to $3,729,000 in revenue generated from two retail properties and one multi-tenant industrial park acquired during 2007 and from seven office properties acquired during 2006. Greater revenues from properties owned for the full years ended December 31, 2007 and December 31, 2006 accounted for the remaining increase of $1,371,000. The increase in revenues from the properties owned for the full years ended December 31, 2007 and December 31, 2006 was primarily due to an increase in rental rates. Occupancy, on a weighted average basis, remained relatively unchanged for 2007 in comparison to 2006. The weighted average occupancy for both years was 88%. As of December 31, 2007, the Company’s properties were 85% occupied. Rental revenue from the ten properties acquired in 2006 and 2007 has been included in the Company’s results since their respective dates of acquisition.

The Company’s net loss for the year ended December 31, 2007 was $8.8 million, or $6.38 per share, compared with net income for the 2006 year of $6.1 million, or $4.40 per share (restated from $6.5 million, or $4.71 per share). The net loss for 2007 included a loss on extinguishment of debt of $2.4 million. The net income generated in 2006 included income from discontinued operations of $11.9 million.

William J. Carden, President of American Spectrum, commented, “We continued to acquire value-added real estate in Houston, Texas during 2007. We purchased a 400,000 square foot multi-tenant industrial park, which was 70% leased, and two retail properties, one of which was under construction. The industrial park includes 12 acres of land on which we plan on developing an additional 100,000 square feet of multi-tenant industrial space. American Spectrum will continue to seek additional value-added projects in 2008.”

American Spectrum Realty, Inc. is a real estate investment and management company that owns 28 office, industrial and retail properties aggregating approximately 2.5 million square feet in California, Texas, Arizona and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of multi-tenant value-added property investments in California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

Financial Tables Follow

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
		(Restated)*		(Restated)*
REVENUES: Rental revenue	$7,553	$6,910	$30,300	$25,200
Interest and other income	61	327	173	501
Total revenues	7,614	7,237	30,473	25,701

EXPENSES:
Property operating expense	3,716	3,262	13,681	11,826
General and administrative	925	738	3,470	3,468
Depreciation and amortization	3,761	2,889	13,204	10,870
Interest expense	3,189	2,598	12,087	9,668
Total expenses	11,591	9,487	42,442	35,832

OTHER LOSS:
Loss on extinguishment of debt	-	(567)	(2,413)	(567)
Total other loss	-	(567)	(2,413)	(567)

Net loss from continuing operations before deferred income tax (expense) benefit and minority interest	(3,977)	(2,817)	(14,382)	(10,698)

Deferred income tax benefit	383	1,158	4,318	4,047

Net loss from continuing operations before minority interest	(3,594)	(1,659)	(10,064)	(6,651)

Minority interest (share from continuing operations)	464	221	1,306	887

Net loss from continuing operations	(3,130)	(1,438)	(8,758)	(5,764)

Discontinued operations:
Loss from discontinued operations	(4)	(16)	(30)	(160)
Gain on sale of discontinued operations	-	-	-	22,349
Gain on extinguishment of debt	-	-	-	1,849
Income tax benefit (expense)	2	(1,496)	12	(10,344)
Minority interest	-	200	2	(1,824)
(Loss) income from discontinued operations	(2)	(1,312)	(16)	11,870

Net (loss) income	$(3,132)	$(2,750)	$(8,774)	$6,106

Basic and diluted per share data:
Net loss from continuing operations	$(2.28)	$(1.04)	$(6.37)	$(4.15)
(Loss) income from discontinued operations	-	(0.95)	(0.01)	8.55
Net (loss) income	$(2.28)	$(1.99)	$(6.38)	$4.40

Basic weighted average shares used	1,373,631	1,379,332	1,375,708	1,386,328

* The restatement reflects an increase of $492,000 in deferred tax liability for 2006.

CONTACT:
American Spectrum Realty, Inc., Houston
Chairman, President and CEO
William J. Carden, 713-706-6200